Exhibit 4.19

SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of February 28, 2007 (the “Effective Date”), by and between Nova Measuring Instruments Ltd., an Israeli company (“Nova” or the “Company”) and the investors identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

        WHEREAS, the Investors desire to invest in the share capital of the Company, by purchasing ordinary shares of the Company, NIS 0.01 par value per share (“Ordinary Shares”) and warrants to purchase Ordinary Shares in the form of Exhibit A (the “Warrants”), upon the terms and subject to the conditions set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.	Purchase and Sale of Shares and Warrants

        Upon the terms and subject to the conditions set forth in this Agreement, each of the Investors, severally and not jointly, agrees to purchase, and the Company agrees to sell and issue to such Investor, at the Closing (as defined in Section 2.1) Ordinary Shares and Warrants representing the Investment Amount indicated on such Investor’s signature page (the “Investment Amount”).

2.	Closing of Issue and Purchase

        2.1     The Closing. The parties shall hold the closing (the “Closing”) at offices of Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Tel Aviv, Israel, on the first business day following the day on which all of the conditions set forth in Sections 6.1 and 6.2 hereof are satisfied, or such other date as the parties may agree (the “Closing Date”).

        2.2     Company’s Deliveries. At the Closing, the Company shall deliver or cause to be delivered to each Investor the following: (i) a transfer agent confirmation evidencing the issuance of a number of Ordinary Shares equal to such Investor’s Investment Amount divided by $2.58, registered in the name of such Investor; (ii) a Warrant, registered in the name of such Investor, pursuant to which such Investor shall have the right to acquire the number of Ordinary Shares equal to 75% of the number of Ordinary Shares issuable to such Investor pursuant to clause (i); and (iii) an opinion of Company’s counsel addressed to the Investors.

        2.3     Payment of Investment Amount. At the Closing, each of the Investors shall deliver, or cause to be delivered to the Company, its Investment Amount, in United States dollars and in immediately available funds, by wire transfer to the following account: The Bank of New York (ABA # 021-000-018); Beneficiary: Pershing LLC (Credit Suisse), Acc. No.: 890-051238-5, for the further credit of Nova Measuring Instruments Ltd. (Customer Acc. No.: 22C-001223).

3.	Representations and Warranties of the Company

        The Company hereby represents and warrants to the Investor, and acknowledges that the Investor is entering into this Agreement in reliance thereon, as follows:

        3.1     Organization. The Company is a corporation duly organized and validly existing under the laws of the State of Israel. The Company is duly qualified to conduct its business in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not reasonably be likely to have a Material Adverse Effect (as defined below). The Company has the requisite corporate power and authority and the necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate its assets and properties and to carry on its businesses as now being conducted, except for such failures which would not reasonably be likely to have a Material Adverse Effect. As used herein, the term “Material Adverse Effect” means any material adverse effect on the business, assets, financial condition, liabilities or operations of, the Company and its subsidiaries taken as a whole.

        3.2     Organizational Documents. Set forth in Schedule 3.2 is a complete and correct copy of the Articles of Association of Nova, as amended to date. Such Articles of Association are in full force and effect.

        3.3     Capitalization.

(a) The registered share capital of the Company immediately prior to the Closing shall be NIS 400,000 divided into 40,000,000 Ordinary Shares, of which 17,120,923 Ordinary Shares are issued and outstanding.

(b) Except as specified in Nova SEC Reports (as defined below) and for the transactions contemplated by this Agreement, there are no other shares, convertible or other securities, outstanding warrants, options, or other rights to subscribe for, purchase, or acquire from the Company any securities of the Company, and there are no binding contracts or commitments providing for the issuance of, or the granting of rights to acquire from the Company, any securities of the Company or under which the Company is obligated to issue any of its securities.

(c) All of the Ordinary Shares issuable in accordance with this Agreement will be, when paid for and issued at the Closing as provided in this Agreement, duly authorized, validly issued, fully paid and nonassessable, shall not be subject to call, forfeiture or preemptive rights, and shall be delivered free and clear of all Encumbrances. The term “Encumbrance” means and includes any interest or equity of any person (including any right to acquire, option, or right of preemption) or any mortgage, charge, pledge, lien, or assignment, or any other encumbrance or security interest over or in the relevant property.

        3.4     Authority. The Company has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby at the Closing Date have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Investors, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

        3.5     No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations under this Agreement will not, with or without the giving of notice or the lapse of time or both, (i) conflict with or violate the organizational documents of the Company, (ii) conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company or by which any of its material properties or assets is bound or affected, or (iii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement to which the Company is a party, or result in the creation of any Encumbrance on the material properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company is bound, except for such breaches, defaults or third party rights which would not have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of or filing with or notification to, any Governmental Entity (as defined below), by or with respect to the Company, except (i) for applicable requirements, if any, of the consents, approvals, authorizations, permits or notifications described in Schedule 3.5, and (ii) where failure to obtain the required consents, approvals, authorizations or permits, or to make such filings or notifications, (A) would not prevent or delay consummation of any of the transactions contemplated by this Agreement in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not reasonably be likely to have a Material Adverse Effect. As used herein the term “Governmental Entity” means any Israeli or U.S. entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

        3.6     SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and other documents required to be filed with the Securities and Exchange Commission (“SEC”) under United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the two years preceding the date hereof and has heretofore made available to the Investors, in the form filed with the SEC during such period, together with any amendments thereto, (i) the Annual Report on Form 20-F for the year ended December 31, 2005 and (ii) all proxy statements relating to meetings of shareholders (whether annual or special) (items (i) and (ii) collectively, the “Nova SEC Reports”). In addition, it has published as a press release the financial statements for the year ended December 31, 2006 (the “2006 Financials”). As of their respective filing or publication dates, the Nova SEC Reports complied as to form in all material respects with the requirements of the Exchange Act and the United States Securities Act of 1933, as amended (the “Securities Act”) applicable to the Company. The Nova SEC Reports and the 2006 Financials did not at the time they were filed or published, respectively, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited consolidated financial statements of the Company included in the Nova SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect at the time of filing. The financial statements, including all related notes and schedules, contained in the Nova SEC Reports and in the 2006 Financials present fairly in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of operations and cash flows of the Company for the periods indicated, in accordance with United States generally accepted accounting principles (GAAP).

        3.7     Operations in the Ordinary Course. Between December 31, 2006 and the date of this Agreement, the Company has operated its business in the usual and ordinary course consistent with past practices and there has been no event which has resulted in or is likely to result in a Material Adverse Effect.

        3.8     Brokers. No person or firm has, or will have, as a result of any act or omission by the Company or anyone acting on behalf of the Company, any right, interest or valid claim against the Company or each of the Investors for any commission, fee or other compensation as a finder or broker or in any similar capacity with respect to the transactions contemplated under this Agreement.

4.	Representations and Warranties of the Investor

        Each of the Investors hereby, for itself and for no other Investors, represents and warrants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as follows:

        4.1     Organization. Such Investor is an entity duly organized, and validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to carry out the transactions contemplated hereby. The execution and delivery of this Agreement by such Investor and the consummation by the Investor of the transactions contemplated hereby at the Closing Date have been duly and validly authorized by all necessary corporate action.

        4.2     Authority. Such Investor has the necessary corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and by the application of general principles of equity.

        4.3     No Conflict. The execution and delivery of this Agreement by such Investor, and the performance by such Investor of its obligations under this Agreement will not, with or without the giving of notice or lapse of time or both, (i) conflict with or violate the organizational documents of such Investor, (ii) result in any breach of or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, permit or other instrument or obligation to which the Investor is a party or is bound, or (iii) violate any law or regulation, or any order, injunction, or judgment of any court or any governmental bureau or agency, domestic or foreign applicable to such Investor. No consent or approval by any governmental authority or any third party is required in connection with the execution by such Investor of this Agreement or the consummation by such Investor of the transactions contemplated hereby.

        4.4     Regulation D. Such Investor acknowledges its understanding that the offering and sale of the Ordinary Shares is intended to be exempt from registration under the Securities Act, including by virtue of Section 4(2) of the Securities Act and the provisions of Regulation D thereunder. Such Investor represents and warrants that it is an “Accredited Investor”, as that term is defined under Regulation D, and that such entity is a sophisticated investor that has knowledge and experience in business and financial matters so as to be capable of evaluating the merits and risks relevant to the Company and to the transaction contemplated by this Agreement. Such Investor is able to bear the economic risk of an investment in Ordinary Shares. Such Investor is acquiring Ordinary Shares for its own account for investment purposes only and not with a view to or for distributing or reselling the Ordinary Shares. Such Investor is not purchasing the Ordinary Shares pursuant to this Agreement as a result of, and such Investor is not aware of, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or presented at any seminar relating to the sale of the Ordinary Shares pursuant to this Agreement.

        4.5     Shares Not Registered. Such Investor understands, acknowledges and agrees that the Ordinary Shares issuable to such Investor pursuant to this Agreement have not been registered under the securities laws of any jurisdiction, and may not be transferred without such registration or an exemption therefrom. Until registered under the Securities Act or otherwise permitted under the Securities Act, all certificates evidencing any of such Ordinary Shares shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or applicable State securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold or otherwise transferred without an effective registration statement for such securities under the Securities Act and applicable State securities laws, or the availability of an exemption from, or in a transaction not subject to, the registration provisions of the Securities Act and applicable State securities laws”.

        4.6     Access to Information. Without derogating from the representations and warranties set forth in Section 3 above, the right of the Investor to rely thereon and without derogating from the liability of the Company with respect to the representations and warranties made by the Company, such Investor has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Ordinary Shares, and the merits and risks of investing in the Ordinary Shares and (ii) access to information about the Company, filed with the SEC and transmitted via EDGAR. In addition, the Company provided to such Investor the Company’s business plan for years 2007-2009. Such Investor represents that information requested by such Investor was provided to it by the Company.

        4.7     No Finders Fee. No person or firm has, or will have, as a result of any act or omission by such Investor or anyone acting on its behalf, any right, interest or valid claim against the Company for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement.

5.	Confidentiality

        5.1     Each of the Investors agrees that any Confidential Information (defined below) obtained pursuant to this Agreement, or provided to such Investor prior to the Closing, will not be disclosed or used by such Investor without the prior written consent of the Company, unless such disclosure is required by law, in which case such Investor will provide the Company reasonable advance notice in writing prior to such disclosure.

        5.2     For the purposes of this Section 5, Confidential Information shall mean all information, including, but not limited to, financial information, business plans, budgets, customer lists, computer software, source codes, plans, drawings, technical specifications, patents, copyrights, and other intellectual property rights, in any form (paper, disk, or other), relating to the Company or its business. However, Confidential Information shall not include information which, as demonstrated by documentary evidence: (a) was in the possession of such Investor prior to its disclosure; (b) is or becomes available to the public through no fault of such Investor; (c) was disclosed to the public by operation of law; or (d) is rightfully received by such Investor from a third party without a duty of confidentiality.

        5.3     Each of the Investors acknowledges and agrees that in the event of any breach of this Section 5, the Company would be irreparably and immediately harmed and monetary damages would be inadequate compensation. It is, therefore, agreed that the Company, in addition to any other remedy to which it may be entitled by law or in equity, shall be entitled to an injunction or injunctions to prevent breaches of this Section 5 and to compel specific performance of this Section 5.

6.	Conditions to Closing

        6.1     Conditions Precedent to the Obligation of the Investors to Close. The obligation hereunder of each of the Investors to purchase Ordinary Shares at the Closing and deliver its Investment Amount is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following Conditions:

(a) each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time, provided, that the condition set forth in this clause (a) shall be deemed satisfied if the actual number of Ordinary Shares outstanding at the Closing is greater than the number represented in Section 3.3 by no more than 5%;

(b) if applicable, the Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in the NASD Marketplace Rule 4310(c)(17)(D) or such timeframe shall have expired without objections; and

(c) The Tel Aviv Stock Exchange has approved the listing of the Ordinary Shares issuable pursuant to this Agreement and the Ordinary Shares underlying the Warrants.

        6.2.     Conditions Precedent to the Obligation of the Company to Close. The obligation hereunder of the Company to issue and sell Ordinary Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following Conditions:

(a) each of the representations and warranties of each Investor contained in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing, as though made at that time;

(b) if applicable, the Nasdaq Stock Market shall have waived application of the 15 day prior notice contained in the NASD Marketplace Rule 4310(c)(17)(D) or such timeframe shall have expired without objections; and

(c) The Tel Aviv Stock Exchange has approved the listing of the Ordinary Shares issuable pursuant to this Agreement and the Ordinary Shares underlying the Warrants.

7.	Registration Rights

        7.1     F-3 Registration Rights. On or prior to the 60th day following the Closing Date, the Company shall prepare and file with the U.S. Securities and Exchange Commission a “shelf” registration statement covering all of the Ordinary Shares issued pursuant to Section 2.2(i) and all of the Ordinary Shares underlying the Warrants issued pursuant to Section 2.2(ii) (the “Registrable Shares”) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act. The Registration Statement shall be on Form F-3 promulgated under the Securities Act or, if the Company is not then permitted to register the resale on Form F-3, on such other appropriate form (the “Registration Statement”). The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act on or prior to the 120th day following the Closing Date (or the 180th day following the Closing Date, if the SEC reviews and has written comments to the filed Registration Statement) (the “Effectiveness Deadline”). The Company shall use commercially reasonable efforts to keep the Registration Statement effective under the Securities Act until two years after the Closing Date or such earlier date when all the Registrable Shares covered by the Registration Statement have been sold or all of the remaining Registrable Shares may be sold within a three-month period under Rule 144 promulgated under the Securities Act. In the event the Registration Statement is not declared effective under the Securities Act on or prior to the Effectiveness Deadline, then, on each monthly anniversary of the Effectiveness Deadline until the Registration Statement is declared effective under the Securities Act, the Company shall pay to each Investor an amount in cash, equal to 1% of the Investment Amount paid by such Investor at the Closing. The parties agree that in no event the maximum aggregate liquidated damages payable to an Investor under this agreement shall be greater than five percent (5%) of the Investment Amount paid by such Investor pursuant to this Agreement.

        The Investors acknowledge that the filing of the Registration Statement would trigger piggy-back registration rights, granted in connection with a recent acquisition, pursuant to which the Company is obligated to cause the Registration Statement to cover in addition the sale of additional 1,600,000 Ordinary Shares.

        7.2     Blackout Period. If at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies in writing the Investors of the existence of a Potential Material Event (“Blackout Notice”), the registration of the Registrable Shares on the Registration Statement shall be suspended from the time of the giving of notice with respect to a Potential Material Event until the Investors receives written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that the Company may not so suspend such registration for more than ninety (90) days in the aggregate during any 12-month period (“Blackout Period”) during the periods the Registration Statement is required to be in effect. For purposes of this Section, “Potential Material Event” means any of the following: (a) the possession by the Company of material information not ripe for disclosure in a Registration Statement, which shall be evidenced by a good faith determination by the Board of Directors of the Company that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of the Company, or (b) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a Registration Statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the Registration Statement would be materially misleading absent the inclusion of such information.

        7.3     Registration Expenses. All registration, filing fees, printers’ and accounting fees and fees and disbursements of counsel for the Company, but excluding underwriting discounts and commissions, stock transfer taxes and fees, incurred in connection with the registration pursuant to this Section 7 shall be borne by the Company. Underwriting discounts and commissions, and stock transfer taxes and fees shall be paid in their entirety by the Investors.

        7.4     Indemnification.

(a) The Company shall indemnify and hold harmless each Investor that is a selling holder of Registrable Shares and its directors, officers and employees and each other person, if any, who controls (within the meaning of the Securities Act) such Investor (individually and collectively, the “Indemnified Person”) against any losses, claims, damages or liabilities (collectively, the “Liability”) to which such Indemnified Person may become subject under the Securities Act, insofar as such Liability (or action in respect thereof) arises out of or is based upon (i) any untrue statement of a material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to any Indemnified Person in any such case to the extent that any such Liability arises out of or is based upon any untrue statement or omission made in such registration statement, prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such person specifically for use therein; and provided further, that the Company shall not be required to indemnify any person against any Liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any liability which arises out of the failure of any person to deliver a prospectus as required by the Securities Act.

(b) Each Investor holding of any securities included in such registration being effected shall indemnify and hold harmless each other selling holder of any securities, the Company, its directors, officers and employees, and each other person, if any, who controls (within the meaning of the Securities Act) the Company (individually and collectively also the “Indemnified Person”), against any Liability to which any such Indemnified Person may become subject under the Securities Act, insofar as such Liability (or actions in respect thereof) arises out of or is based upon (i) any untrue statement of a material fact contained, on the effective date thereof, in any registration statement under which securities were registered under the Securities Act at the request of such selling Investor, any prospectus contained therein, or any amendment or supplement thereto, or (ii) any omission by such selling Investor to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of (i) and (ii) to the extent, but only to the extent, that such untrue statement or omission was made in such registration statement, prospectus, amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to the Company by such selling Investor specifically for use therein. Such selling Investor shall reimburse any Indemnified Person for any legal fees incurred in investigating or defending any such liability; provided, however, that in no event shall the liability of any Investor for indemnification under this Section 7.4(b) in its capacity as a seller of Registrable Securities exceed the greater of (i) that proportion of the total of such losses, claims, damages, expenses or liabilities indemnified against equal to the proportion of the total securities sold under such registration statement which is being held by such Investor, or (ii) the amount equal to the proceeds to such Investor of the securities sold in any such registration; and provided further, however, that no selling Investor shall be required to indemnify any Person against any Liability arising from any untrue or misleading statement or omission contained in any preliminary prospectus if such deficiency is corrected in the final prospectus or for any Liability which arises out of the failure of any Person to deliver a prospectus as required by the Securities Act.

(c) In the event the Company, any selling holder or other Person receives a complaint, claim or other notice of any liability or action, giving rise to a claim for indemnification under Sections 7.4(a), (b) above, the person claiming indemnification under such paragraphs shall promptly notify the person against whom indemnification is sought of such complaint, notice, claim or action, and such indemnifying person shall have the right to investigate and defend any such loss, claim, damage, liability or action.

(d) The amount paid by an indemnifying party or payable to an Indemnified Person as a result of the losses, claims, damages, expenses and liabilities referred to in this Section 7.4 shall be deemed to include, subject to limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim, payable as the same are incurred. No indemnifying party, in the defense of any such claim or litigation, shall enter into a consent or entry of any judgment or enter into a settlement without the consent of the Indemnified Person, which consent will not be unreasonably withheld or delayed.

8.	Survival of Representations and Warranties

        All representations and warranties made by any party in this Agreement shall survive the Closing and be in effect until the 240th day following the filing of Form 20-F with respect to the year ended December 31, 2006, on which date they shall expire and be of no further force or effect.

9.	Miscellaneous

        9.1     Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

        9.2     Governing Law; Dispute Resolution. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provision thereof; provided, however, that all provisions relating to the registration of the Registrable Shares with the SEC shall be interpreted in accordance with United States federal securities laws. Any claim arising under or in connection with this Agreement shall be resolved exclusively in the appropriate court in Tel-Aviv, Israel. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

        9.3     Successors and Assigns; Assignment. Except as otherwise expressly stated to the contrary herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns under law, heirs, executors, and administrators of the parties. Except as otherwise expressly stated to the contrary herein, none of the parties hereto shall assign or transfer any of its rights or obligations hereunder absent the consent of all other parties, which consent shall not be unreasonably withheld.

        9.4     Entire Agreement; Amendment and Waiver. This Agreement and the Exhibit and Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof. All prior understandings and agreements among the parties (or anyone on their behalf) are void and of no further effect. Any term of this Agreement may be amended, waived, or discharged (either prospectively or retroactively, and either generally or in a particular instance), by a written instrument signed by all the parties to this Agreement.

        9.5     Notices, etc. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address in Israel as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Investor: To the address set forth under such Investor's name of the signature page hereof;

If to the Company:

Nova Measuring Instruments Ltd.
Building 22, Weitzmann Science Park
Rehovoth
Attention: Company Secretary
Facsimile: +972-8-940-7776

With a copy to:

Heather Stone, Adv.
Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co.
One Azrieli Center
Tel Aviv, Israel 67021
Facsimile: +972-3-607-4411

All such notices shall be deemed to have been duly given to the addressee thereof (i) if hand delivered, on the day of delivery, (ii) if given by facsimile transmission, on the business day on which such transmission is sent and confirmed, and (iii) if mailed by registered mail, return receipt requested, five business days following the date it was mailed, to such party’s address.

        9.6     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

        9.7     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

        9.8     Heading, Preamble, and Exhibits. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The Preamble, Schedules and the Exhibit are an integral and inseparable part of this Agreement.

        9.9     Expenses. Each party hereto shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

        9.10     Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Company and the Investors, any rights or remedies under this Agreement.

        9.11     Press Releases. The parties hereto agree to cooperate in the publication of this Agreement and the transactions contemplated hereby, and shall not issue any press release or other publication in respect thereof, without the prior consent of the Company (in the case of an publication by any of the Investors) or the Investors holding a majority of the Ordinary Shares issued pursuant to Section 2.2(i) of this Agreement (in the case of an publication by the Company), which consent shall not be unreasonably withheld.

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        IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

NOVA MEASURING INSTRUMENTS LTD. By: /s/ Gabi Seligsohn —————————————— Name: Gabi Seligsohn Title: President & Chief Executive Officer

By: /s/ Dror David —————————————— Name: Dror David Title: Chief Financial Officer

[Reminder of page intentionally left blank; signature pages for investors follow]

        IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

NAME OF INVESTOR

___________________________________

By: ________________________________
     Name:
     Title:

Investment Amount: $ _________________

ADDRESS FOR NOTICE

c/o: _______________________________

Street: _____________________________

City/State/Zip: _______________________

Attention: __________________________

Tel: _______________________________

Fax: _______________________________

DELIVERY INSTRUCTIONS
(if different from above)

c/o: _______________________________

Street: ____________________________

City/State/Zip: ______________________

Attention: _________________________

Tel: _______________________________

EXHIBIT A

FORM OF WARRANT

EXHIBIT A

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

NOVA MEASURING INSTRUMENTS LTD.

WARRANT

Warrant No.	Original Issue Date: ______ ___, 2007

        Nova Measuring Instruments Ltd., an Israeli company (the “Company”), hereby certifies that, for value received, _______________ or its registered assigns in accordance herewith (the “Holder”), is entitled to purchase from the Company up to a total of ___________1 Ordinary Shares (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”), at any time and from time to time from and after the Original Issue Date and through and including February ___, 2011 (the “Expiration Date”), and subject to the following terms and conditions:

        1.     Definitions. As used in this Warrant, the following terms shall have the respective definitions set forth in this Section 1.

        “Business Day” means any day except Saturday, Sunday, Friday (except as modified for purposes of Section 5) and any day that is a federal legal holiday in the United States or a day on which banking institutions in the State of New York or the city of Tel Aviv are authorized or required by law or other government action to close.

        “Exercise Price” means $3.05, subject to adjustment in accordance with Section 9.

[1]	A number of shares as equals 75% of the Shares issuable to such investor at Closing under the Purchase Agreement.

        “Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another entity, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property.

        “Ordinary Shares” means the ordinary shares of the Company, NIS 0.01 par value per share, and any securities into which such ordinary shares may hereafter be reclassified.

        “Original Issue Date” means the Original Issue Date first set forth on the first page of this Warrant.

        “Purchase Agreement” means the Share Purchase Agreement, dated February 28, 2007, to which the Company and the original Holder are parties.

        2.    Registration of Warrant. The Company shall register this Warrant upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

        3.    Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Ordinary Shares, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant. No New Warrant shall represent the right to purchase less than 5,000 Ordinary Shares.

        4.    Exercise and Duration of Warrants. This Warrant shall be exercisable by the registered Holder at any time and from time to time from and after the Original Issue Date and through and including the Expiration Date. At 11:30 a.m., New York City time on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value. The Company may not, and in no even shall be obligated to, call or redeem any portion of this Warrant without the prior written consent of the affected Holder. In no event shall the company be required to net-cash settle this Warrant.

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        5.    Delivery of Warrant Shares. To effect exercises hereunder, the Holder shall not be required to physically surrender this Warrant unless the aggregate Warrant Shares represented by this Warrant is being exercised. Holders shall pay the Exercise Price in immediately available funds to the account designated for this purpose by the Company. Upon delivery of the Exercise Notice (in the form attached hereto) to the Company (with the attached Warrant Shares Exercise Log) at its address for notice set forth herein and upon payment of the Exercise Price multiplied by the number of Warrant Shares that the Holder intends to purchase hereunder, the Company shall promptly issue and deliver to the Holder, a certificate for the Warrant Shares issuable upon such exercise, which, unless otherwise required by the Purchase Agreement, shall be free of restrictive legends. Upon request of the exercising Holder, the Company shall, if legends are not required to be placed on certificates representing Warrant Shares, credit the aggregate number of Warrant Shares to which such Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system (or the successor thereto, if any). A “Date of Exercise” means the date on which the Holder shall have delivered to the Company: (i) the Exercise Notice (with the Warrant Exercise Log attached to it), appropriately completed and duly signed (for the purposes of this Section, Friday shall be deemed a Business Day, notwithstanding anything in this Warrant to the contrary) and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased.

        6.    Charges, Taxes and Expenses. Issuance and delivery of Warrant Shares upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

        7.    Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

        8.    Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Ordinary Shares, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights other than those of Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

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        9.    Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Ordinary Shares or otherwise makes a distribution on any class of capital stock that is payable in Ordinary Shares, (ii) subdivides outstanding Ordinary Shares into a larger number of shares, or (iii) combines outstanding Ordinary Shares into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Fundamental Transactions. If, at any time while this Warrant is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Ordinary Share in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Ordinary Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(d) Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Common Shares.

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(e) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(f) Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Ordinary Shares, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any of its subsidiaries, (ii) authorizes or approves, enters into any agreement contemplating or solicits shareholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder) at least 10 calendar days prior to the applicable record or effective date on which a person would need to hold Ordinary Shares in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to exercise this Warrant prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

        10.    Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

(a) Cash Exercise. The Holder may deliver immediately available funds; or

(b) Cashless Exercise. If an Exercise Notice is delivered then the Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]

where:

         X = the number of Warrant Shares to be issued to the Holder.

         Y = the number of Warrant Shares with respect to which this
         Warrant is being exercised.

         A = the Market Price (as defined below).

B = the Exercise Price.

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        The term “Market Price” shall mean: (i) if the Ordinary Shares are listed on a national securities exchange registered under the U.S. Securities Exchange Act of 1934, as amended, the average of the closing prices on such national exchange for the fourteen (14) trading days immediately prior to (but not including) the Exercise Date; (ii) if the Ordinary Shares are not so listed, the average of the closing prices on the principal trading market for the Ordinary Shares during the same period; or (iii) if the market value cannot be calculated on any of the forgoing bases, the Market Price shall be the fair market value as determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and acceptable by the Investors holding a majority of the Ordinary Shares issued pursuant to Section 2.2(i) of the Purchase Agreement, which acceptance shall not be unreasonably withheld.

        11.    No Fractional Shares. No fractional shares of Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares which would, otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the date of exercise.

        12.    Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 11:30 a.m. (New York City time) on a Business Day, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than 11:30 a.m. (New York City time) on any Business Day, (iii) the third Business Day following the date of mailing, if sent by an internationally recognized courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to Building 22, Weitzmann Science Park, Rehovoth, Israel, Attn: Secretary, or to facsimile no.: 972 (8) 940-7776 (or such other address as the Company shall indicate in writing in accordance with this Section), or (ii) if to the Holder, to the address or facsimile number appearing on the Warrant Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

        13.    Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 10 calendar days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

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        14.    Miscellaneous.

(a) This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder and their successors and assigns.

(b) This Warrant shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provision thereof. Any claim arising under or in connection with this Warrant shall be resolved exclusively in the appropriate court in Tel-Aviv, Israel. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

(c) The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(d) In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

(e) Prior to exercise of this Warrant, the Holder hereof shall not, by reason of being a Holder, be entitled to any rights of a shareholder with respect to the Warrant Shares.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

NOVA MEASURING INSTRUMENTS LTD. By: —————————————— Name: Title:

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EXERCISE NOTICE
NOVA MEASURING INSTRUMENTS LTD.
WARRANT DATED FEBRUARY __, 2007

        The undersigned Holder hereby irrevocably elects to purchase _____________ Ordinary Shares pursuant to the above referenced Warrant. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

(1)     The undersigned Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

(2)     The Holder intends that payment of the Exercise Price shall be made as (check one):

____	“Cash Exercise” under Section 10

____	“Cashless Exercise” under Section 10

(3)     The undersigned is an “accredited investor” as defined in Regulation D under the Securities Act of 1933, as amended.

(4)     The holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

(5)     Pursuant to this Exercise Notice, the Company shall deliver to the holder _______________ Warrant Shares in accordance with the terms of the Warrant.

(6)     Ordinary Shares issuable upon this exercise are directed to be delivered electronically to the undersigned’s following share account (this election is only available if this Exercise Notice is delivered at a time when legends are not required to be placed on Warrant Shares certificates pursuant to the Purchase Agreement):

Dated: _______________, ____	Name of Holder:

(Print) ______________________________

By: ________________________________
Name: ______________________________
Title: _______________________________

(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

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Warrant Shares Exercise Log

Date	Number of Warrant Shares Available to be Exercised	Number of Warrant Shares Exercised	Number of Warrant Shares Remaining to be Exercised

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NOVA MEASURING INSTRUMENTS LTD.
WARRANT ORIGINALLY ISSUED FEBRUARY __, 2006
WARRANT NO.

FORM OF ASSIGNMENT

        [To be completed and signed only upon transfer of Warrant]

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ________________________________ the right represented by the above-captioned Warrant to purchase ____________ Ordinary Shares to which such Warrant relates and appoints ________________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated: _______________, ____

_______________________________________
(Signature must conform in all respects to name of
holder as specified on the face of the Warrant)

_______________________________________
Address of Transferee

_______________________________________

_______________________________________

In the presence of:

________________________________

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